EXHIBIT (A)(4)

                              ARTICLES SUPPLEMENTARY
                                        OF
                             NORTH TRACK FUNDS, INC.

     The Board of Directors of North Track Funds, Inc. ("North Track"), a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940, by resolutions unanimously adopted at its meeting on February 9, 2001, has taken action to withdraw the designation of and to discontinue its series known as the Select Value Fund (the "Fund"). The shareholders of the Fund, voting separately, approved such withdrawal on February 22, 2001. North Track, having been authorized to issue ten billion (1,000,000,000) shares of capital stock with a par value of one-tenth of one cent ($.001) per share, or an aggregate par value of ten million dollars ($10,000,000), has the following eight series in existence as of the effective date hereof:

     SERIES                                       NO. OF SHARES
     ------                                       -------------

     Tax-Exempt Fund                               50,000,000
     Government Fund                               50,000,000
     S&P 100 Plus Fund                             50,000,000
     Achievers Fund                                50,000,000
     PSE Tech 100 Index Fund                      150,000,000
     Managed Growth Fund                           50,000,000
     Dow Jones U.S. Health Care Plus Fund         150,000,000
     Dow Jones U.S. Financial Services Plus Fund  150,000,000
     Cash Reserve Fund                            500,000,000

     All of such designated series of shares have the relative preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Section 7.2 of North Track's Articles of Incorporation, as amended.

     The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 7.1 of North Track's Articles of Incorporation and Sections 2-105(a)(9), 2-105(c) and 2-208 of the Maryland General Corporation Law.

                                   NORTH TRACK FUNDS, INC.

                                   By: /s/Robert J. Tuszynski
                                       ----------------------------------------
                                        Robert J. Tuszynski, President

                                   Attest:

                                   By: /s/Kathleen Cain
                                       ----------------------------------------
                                        Kathleen Cain, Secretary


Dated: February 27, 2001

STATE OF WISCONSIN       )
                         ) SS
COUNTY OF WASHINGTON     )

     On this 27th day of February, 2001, before me, a Notary Public for the State and County set forth above, personally came Robert J. Tuszynski, as President of North Track Funds, Inc., and Kathleen Cain, as Secretary of North Track Funds, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

     IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.

                                   /s/Donald J. Liebetrau
                                   --------------------------------------------
                                   Notary Public

                                   My Commission Expires:   August 26, 2001
                                                         ----------------------

(SEAL)